As Filed with the Securities and Exchange Commission on October 2, 1997

                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                            COLONIAL COMMERCIAL CORP.
                            -------------------------
             (Exact name of registrant as specified in its charter)

        NEW YORK                                11-2037182
(State or other jurisdiction of         (IRS Employer I.D. Number)
incorporation or organization)

             3601 HEMPSTEAD TURNPIKE, LEVITTOWN, NEW YORK 11756-1315
             -------------------------------------------------------
                    (Address of principal executive offices)

                             1986 STOCK OPTION PLAN
                             1996 STOCK OPTION PLAN
                             ----------------------
                              (Full Title of Plans)

                             Bernard Korn, President
             3601 Hempstead Turnpike, Levittown, New York 11756-1315
                     (Name and address of agent for service)

                                 (516)-796-8400
                                 --------------
          (Telephone number, including area code, of agent for service)

               Copies of all                 Oscar D. Folger, Esq.
               communications to:            521 Fifth Avenue
                                             New York, New York 10175

                         CALCULATION OF REGISTRATION FEE

                               Proposed      Proposed     Proposed
                               Maximum       Maximum      Maximum
Title of           Amount        Offering     Aggregate    Amount of
Securities to      to be         Price Per    Offering     Registration
BE REGISTERED      REGISTERED    SHARE(1)     PRICE(1)     FEE
--------------------------------------------------------------------------------
Common Stock,
$.01 par value    1,727,500            $.50          $863,750      $ 261.75


(1) Estimated for purposes of computing the registration fee pursuant to Rule 457(c) at $.50 share based upon the average of the high and low prices on September 25, 1997.

PROSPECTUS
----------
                            COLONIAL COMMERCIAL CORP.
                        --------------------------------

                        1,727,500 Shares of Common Stock

                        --------------------------------

      This Prospectus relates to 1,727,500 shares of Common Stock, $.01 par value, of which 1,000,000 shares are issuable pursuant to the 1996 Stock Option Plan (the "1996 Plan") and 727,500 shares are issuable pursuant to the 1986 Stock Option Plan (the "1986 Plan") of Colonial Commercial Corp. (the "Company") (the "Shares"). Any Shares which are offered will be offered for the respective accounts of the Selling Shareholders. This Prospectus does not relate to the sale or issuance by the Company of any securities. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders. The Company will receive exercise prices upon exercise of the stock options.

      The Company has been advised by the Selling Shareholders that there are no underwriting arrangements with respect to the sale of the Shares, that the Shares will be sold from time to time in the National Association of Securities Dealers Automated Quotation System Small-Cap Market ("Nasdaq") at then prevailing prices and/or in private transactions at negotiated prices, and that usual and customary brokerage fees will be paid by the Selling Shareholders in connection therewith. See "Plan of Distribution."

      The Company's Common Stock is traded on Nasdaq under the symbol CCOM. As of September 25, 1997 the last sale price for the Company's Common Stock as reported by Nasdaq was $0.50 per share. ---------------------

                 THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 3.
                              ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
 OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                                            PROCEEDS TO
                    PRICE TO    UNDERWRITING DISCOUNTS      SELLING
                    PUBLIC (1)  AND COMMISSIONS         SHAREHOLDERS(1)
                    ----------------------------------------------
PER SHARE..                             -0-
                    ----------------------------------------------
Total  .........                        -0-
================================================================================

     (1)  Not determinable at present time.

                 THE DATE OF THIS PROSPECTUS IS OCTOBER 2, 1997.

                              AVAILABLE INFORMATION
                              ---------------------

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, registration statements, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices:
Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511; Suite 1300, 7 World Trade Center, New York, New York 10048; and Suite 500, 5757 Wilshire Boulevard, Los Angeles, California 90036; and, with respect to registration statements, Suite 788, 1375 Peachtree Street, Atlanta, Georgia. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and can also be accessed electronically through the Commission's Web site at http://www.sec.gov.

The Company undertakes to provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in the Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Such request should be directed to the Secretary, Colonial Commercial Corp., 3601 Hempstead Turnpike, Levittown, New York 11756-1315.


      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN
      AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION TO ANY PERSON TO WHOM SUCH OFFER WOULD BE UNLAWFUL OR AN OFFERING OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER AT ANY TIME SHALL IMPLY THAT THE INFORMATION PROVIDED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                   THE COMPANY

      Colonial Commercial Corp. (the "Company") is a New York corporation which was incorporated on October 28, 1964. Since 1993 the Company has been offering consulting and advisory services to financial institutions while it was in the process of evaluating investment opportunities.

      On May 19, 1995, the Company purchased the capital stock of Atlantic Hardware and Supply Corporation ("Atlantic") a distributor of door hardware doors and frames used in new building construction, rehabilitated, interior tenant buildouts and building maintenance for approximately $3.8 million. Since acquisition of Atlantic, the Company's principal business activity is the distribution of builders' hardware. The Company also owns 7.2% of Monroc Inc. ("Monroc"), a publicly-traded concrete products company headquartered in Salt Lake City, Utah. Both Monroc and the Company have several parcels of land in Utah which the Company believes have significant development potential. The Company continues to seek acquisitions of going concerns and to offer consulting services to lenders.

      The Company's  principal  executive  offices are located at 3601 Hempstead
Turnpike,   Levittown,   New  York  11756-1315  and  its  telephone   number  is
(516)-796-8400.

                                  RISK FACTORS

         An investment in the Common Stock involves a high degree of risk. Prospective investors should consider carefully the following risk factors, among others, relating to the Company.

COMPETITION AND DIFFICULTY IN ENTERING NEW MARKETS

         Atlantic competes primarily with other hardware distributors who are selected by architects, owners, and/or construction managers. Atlantic's competition varies from region to region, primarily because builders' hardware distributors are generally local single market firms. Competition is usually based on pricing and reputation. Atlantic also competes with firms that supply the complete door package, which includes doors and frames as well as hardware. Many of its competitors have more capital resources than Atlantic or the Company. Increased competition may result in downward pressure on the Company's gross margins and could have a materially adverse effect on the Company's business financial condition, liquidity, and results of operations.

         Hardware distributors are generally selected by architects, owners, and/or construction managers. Entry into new markets is difficult due to the time required to establish a reputation with local contractors and architects. There is also limited availability of competent local management and staff. CYCLICALITY OF CONSTRUCTION INDUSTRY

         Atlantic's customers are in the construction industry, which can be sensitive to fluctuations in broad economic trends such as regional growth rates, vacancy rates, overbuilding, interest rates, and national and local taxation. Construction activity can also be affected by weather patterns, with a tendency to reduced activity during winter months. There can be no assurances that economic or weather conditions beyond the control of the Company will not have a material adverse effect on the Company's financial condition, liquidity, and results of operations.

NEED TO MAINTAIN WORKING CAPITAL

         Collections of accounts receivable in the construction industry are generally slow and subject to retainage. In order to keep Atlantic's vendors current, the Company and Atlantic must maintain adequate working capital to pay suppliers and support Atlantic's operations. Failure to remain sufficiently current in its accounts payable could result in limitations in Atlantic's ability to obtain materials or the imposition of onerous credit and payment terms by vendors. The inability to maintain sufficient working capital could have a material adverse effect on the Company's financial condition, liquidity, and results of operations. There can be no assurances that the Company will be able to maintain sufficient working capital to pay suppliers and support Atlantic's operations.

DEPENDENCE ON KEY PERSONNEL

         The Company's success depends to a significant extent upon the continued service of Bernard Korn, its President, and James W. Stewart, its Executive Vice President and Chief Financial Officer. The Company has employment agreements with Messrs. Korn and Stewart which expire in December 1998. The Company does not have key person life insurance. Neither of these individuals have signed agreements binding them not to compete with the Company following termination of his employment with the Company. The Company also will continue to depend on other members of its senior staff as well as on its ability to continue to attract, retain and motivate additional qualified personnel. The competition for experienced personnel is intense, and the loss of the services of one or more of the Company's key employees could have a material adverse effect on the Company's business operations and prospects. There can be no assurance that the Company will be successful in retaining its existing key employees or in attracting and retaining any additional personnel it requires.

POTENTIAL FUTURE NEED FOR ADDITIONAL FUNDS

         The Company anticipates that its current working capital will be sufficient to fund its currently planned activities for the next 12 months from the date of this Prospectus. No assurance can be given, however, that the Company will not encounter unforeseen difficulties that may deplete its capital resources more rapidly than anticipated, which could require it to seek additional financing sooner than currently anticipated. The timing and amount of any additional financing that is required to continue the acquisition of new businesses and the development of the Company's current business and for other purposes will depend on the ability of the Company to improve its operating results and other factors. In its financial planning, the Company has not assumed that it will receive any proceeds from the exercise of stock options. There can be no assurance that any additional financing will be available to the Company, if and when required, on terms acceptable to the Company or that such additional financing, if available, would not result in substantial dilution of the equity interests of existing stockholders.

MAINTENANCE CRITERIA FOR NASDAQ SECURITIES; PENNY STOCK RULES

         The Common Stock is quoted on Nasdaq. In order to maintain such listing the Company must continue to be registered under Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") and have either net tangible assets of at least $2,000,000, a market capitalization of at least $35,000,000, or net income of at least $500,000 in two of the last three fiscal years. In addition, there must be at least 500,000 shares outstanding not held by affiliates of the Company with a market value of at least $1,000,000, at least 300 shareholders, a minimum bid price of $1.00 per share, and at least two market makers. The Company believes that it complies with all of the requirements for continued listing except the minimum bid price of $1.00 per share. If the price of the Company's Common Stock does not rise to over $1.00 in the near future, it may be necessary for the Company to effect a reverse stock split in order to satisfy the requirements. In general, there can be no assurance that in the future the Company will continue to meet the requirements for continued listing on Nasdaq. If the Company's securities fail to maintain a Nasdaq listing, the market value of the Common Stock would likely decline and purchasers thereof would likely find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock.

         In addition, if the Company fails to maintain a Nasdaq listing for its securities, and no other exclusion from the definition of a "penny stock" under the Exchange Act is available, then any broker engaging in a transaction in the Company's securities would be required to provide any customer with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market values of the Company's securities held in the customer's accounts. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. If brokers become subject to the "penny stock" rules when engaging in transactions in the Company's securities, they would become less willing to engage in such transactions, thereby making it more difficult for purchasers of the Common Stock to dispose of their shares.

SHARES ELIGIBLE FOR FUTURE SALE

         Sales of substantial amounts of Common Stock of the Company in the public market following this offering could adversely affect prevailing market prices. Of the 15,486,385 shares of Common Stock and Convertible Preferred Stock outstanding as of the date of this prospectus, 15,486,385 shares are eligible for resale in the public market, subject to compliance with Rule 144 under the Securities Act of 1933, as amended (the "Securities Act").

CONTROL BY CURRENT DIRECTORS

         The current directors own approximately 10.1% of the issued and outstanding shares of Common Stock and voting Convertible Preferred Stock (assuming no exercise of any outstanding options or warrants). Accordingly, the current directors will be able to substantially influence the election of the Company's directors, to cause an increase in the authorized capital or the dissolution, merger, or sale of the assets of the Company and generally to control the affairs of the Company.

DIVIDENDS NOT LIKELY

         The Company has never paid dividends on its Preferred or Common Stock and does not anticipate that it will pay dividends in the foreseeable future. Any earnings that may be generated will be used to finance the growth of the Company's business.

PROCEEDS NOT ALLOCATED TO SPECIFIC USES

         There can be no assurances that the Company will receive any proceeds from the exercise of the stock options. Not all stock options may be exercised, which could result in the proceeds to the Company being minimal. Any proceeds received from the exercise of the stock options would be added to working capital. The Company has no definite plans for the use of any proceeds from the exercise of the stock options nor has the Company made any specific allocations as to the use of any such proceeds.


                                 USE OF PROCEEDS

         Should all the options currently owned by the Selling Shareholders be exercised, the net proceeds to the Company would be approximately $328,000 after deducting expenses of the offering estimated at $10,000. All such proceeds will be added to the Company's working capital. The Company has not made any specific allocations as to the use of any such proceeds. Prior to expenditure, the proceeds will be invested in short-term interest-bearing securities or money market funds. Any income from such investments will also be added to working capital.

         The Company will not be entitled to the proceeds of any shares of Common Stock which are sold by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         The securities covered by the 1996 Plan and the 1986 Plan are being offered on behalf of the following current directors and officers of the Company.


                                         SECURITIES                      SECURITIES
                                        OWNED BEFORE      SECURITIES     OWNED AFTER
NAME AND ADDRESS                         OFFERING (1)     TO BE SOLD     OFFERING(1)
                                        ------------      ----------     -----------

Raphael M. Brackman (2)                       48,000        45,000         3,000

Gerald Deutsch (3)                            37,500        27,500        10,000

William Koon (4)                              74,410        27,500        46,910

Bernard Korn (5)                             552,805       310,000       242,805

Donald K. MacNeill (6)                        70,000        70,000             0

Ronald Miller (7)                             27,500        27,500             0

Jack Rose (8)                                 85,980        27,500        58,480

Paul Selden (9)                              100,000       100,000             0

James W. Stewart (10)                        120,000       100,000        20,000

Carl L. Sussman (11)                         255,787        27,500       228,287


(1)  Excludes shares of the Company's voting Convertible Preferred Stock.

(2) Mr. Brackman is a director of the Company. His address is 1353 Long Beach Road, Rockville Centre, NY.

(3) Mr. Deutsch is a director of the Company. His address is 6 Harbor Park Drive, Port Washington, NY.

(4) Mr. Koon is a director of the Company. His address is 7200 Slabtown Road, Columbus Grove, OH.

(5) Assuming the exercise and sale of all options registered hereunder, after this offering Mr. Korn would hold approximately 2.7% of the Company's outstanding Common Stock. Mr. Korn is President and a director of the Company. Mr. Korn's address is c/o Colonial Commercial Corp., 3601 Hempstead Turnpike, Levittown, NY.

(6) Mr. MacNeill is a director of the Company. His address is 510 No. Ocean Blvd., Pompano Beach, FL.

(7) Mr. Miller is a director of the Company. His address is 5 Willipie Street, Wapakoneta, OH.

(8) Mr. Rose is a director of the Company. His address is 220 Lake Link Road, Winter Haven, FL.



                                       8




(9) Mr. Selden is President of Atlantic, the Company's principal operating subsidiary. His address is 601 West 26th Street, New York, NY.

(10) Mr. Stewart is Executive Vice President, Chief Financial Officer and a director of the Company. Mr. Stewart's address is c/o Colonial Commercial Corp., 3601 Hempstead Turnpike, Levittown, NY.

(11) Assuming the exercise and sale of all options registered hereunder, after this offering Mr. Sussman would hold approximately 2.6% of the Company's outstanding Common Stock. Mr. Sussman is a director of the Company. His address is 3869 Darston Street, Palm Harbor, FL.


                              MATERIAL DEVELOPMENTS

     The following material developments have occurred since the Company's filing of its quarterly report on Form 10-QSB for the fiscal quarter ended June 30, 1997.

     On August 19, 1997, the Company announced that it was discontinuing its efforts to acquire US Computer Group, Inc., a computer maintenance and products company.


                              PLAN OF DISTRIBUTION

     The Shares are being offered for the respective accounts of the Selling Shareholders. The Company will not receive any proceeds from the sale of any Shares by the Selling Shareholders. The Company will receive the exercise prices of any options which are exercised by the Selling Shareholders.

     The sale of Shares by the Selling Shareholders may be effected from time to time in transactions on Nasdaq, in negotiated transactions, through the timing of options on the Shares, or through a combination of such methods of sale, at fixed prices, which may be charged at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation).

     The Selling Shareholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any sale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

                                     EXPERTS

     The consolidated financial statements of Colonial Commercial Corp. and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                                  LEGAL MATTERS

     Certain legal matters in connection with this offering are being passed upon for the Company by Oscar D. Folger, Esq., New York, New York. Mr. Folger owns 20,000 shares of Common Stock of the Company and holds options to acquire 15,000 shares which are included in this Prospectus.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents are incorporated in this Prospectus and made a part hereof by reference:

         1. The Company's annual report on Form 10-KSB and definitive Proxy Statement for the year ended December 31, 1996.

         2. The Company's quarterly reports on Form 10-QSB for the fiscal quarters ended March 31, 1997 and June 30, 1997.

         3. The section  entitled  "Capital  Stock - Common Stock"  contained in
         Registration   Statement  No.  2-62100  on  Form  S-8  filed  with  the
         Commission, under the Securities Act, on April 13, 1987.

     In addition, all reports, proxy statements and other documents of the Company hereafter filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the securities covered by this Prospectus or the filing of a post-effective amendment, which indicates that all securities have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Prospectus and made a part hereof by reference from the date of filing each such document. The Commission file number for such documents is 1-6663. Any statement contained in an earlier document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded to constitute a part of this Prospectus.


                                 INDEMNIFICATION

     The Certificate of Incorporation of the Company provides that all directors, officers, employees and agents of the Company shall be entitled to be indemnified by the Company to the fullest extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                             ADDITIONAL INFORMATION

     This Prospectus contains certain information concerning the Company and its securities, but does not contain all the information set forth in the Registration Statement and the Exhibits thereto filed with the Commission under the Securities Act, to which reference is made. Any summary from the Exhibits contained in this Prospectus is necessarily incomplete and must not be considered as a full statement of the provisions of such instruments.

                            COLONIAL COMMERCIAL CORP.



                        1,727,500 SHARES OF COMMON STOCK



                             ----------------------

                                   PROSPECTUS
                             ----------------------



                                 October 2, 1997





     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.
         ----------------------------------------

     See "Incorporation of Certain Information by Reference."


ITEM 4.  DESCRIPTION OF SECURITIES.
         -------------------------
     Not Applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.
         --------------------------------------

     See "Experts" and "Legal Matters."


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
         -----------------------------------------

     Section 721 of the New York Business Corporation Law provides as follows:

     The indemnification and advancement of expenses granted pursuant to, or provided by, this article shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors, or
(iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Nothing contained in this article shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.

     The Company's Certificate of Incorporation, as amended, permits the indemnification of officers and directors in connection with both derivative and non-derivative actions to the full extent permitted by the statute. The relevant provision of the Certificate of Incorporation is as follows:

     The directors and officers of the Corporation shall be entitled to be indemnified by the Corporation to the fullest extent permitted by law.

     The relevant provisions of the By-laws are as follows:

     The Corporation shall indemnify its directors and officers to the fullest extent permitted by law at the time indemnity is requested. Such indemnification shall be made for all matters or omissions whenever occurring, whether before or after the adoption of these by-laws.

     Expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding, shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding. However, such payment shall be made only upon receipt of an undertaking by or on behalf of such director or officer to repay the amounts paid by the Corporation if it shall ultimately be determined that he is not entitled to indemnification by the Corporation in respect of the matters for which such payment was made.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.  Not Applicable.
         -----------------------------------

ITEM 8.  EXHIBITS.
         --------
(5)      Opinion of Oscar D. Folger as to legality
(23)(a)  Consent of Oscar D. Folger (included in Exhibit 5)
(23)(b)  Consent of KPMG Peat Marwick LLP (included in Part II)
(28)(a)  1986 Stock  Option Plan  (incorporated  by  reference  from  Exhibit 10
         (c)(ii) to the Company's Annual Report on Form 10-K for 1987 filed with the Commission on March 30, 1988).
(28)(b)  1996 Stock Option Plan

ITEM 9.   UNDERTAKINGS.
          -------------
(a)      The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the Prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses paid or incurred by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------




         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Levittown, State of New York, on the 29th day of September, 1997.



                                        COLONIAL COMMERCIAL CORP.



                                        By:  /S/ BERNARD KORN
                                             President

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Bernard Korn as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933.
                              --------------------
         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                           TITLE                            DATE
---------                           -----                            ----


  /S/                     President and Director            September 29,1997
Bernard Korn

   /S/                    Director and Treasurer            September 29,1997
James W. Stewart          (Principal Accounting and
                          Financial Officer)


   /S/                    Director                          September 29, 1997
------------------
Raphael M. Brackman


    /S/                   Director                          September 29, 1997
------------------
Gerald S. Deutsch


    /S/                   Director                          September 29, 1997
------------------
William Koon


    /S/                   Director                          September 29, 1997
------------------
Donald K. MacNeill


    /S/                   Director                          September 29, 1997
Ronald Miller


    /S/                   Director                          September 29, 1997
Jack Rose


    /S/                   Director                          September 29, 1997
------------------
Carl L. Sussman